Exhibit 99.1
TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE QUARTERLY PERIOD ENDED OCTOBER 27, 2012

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES

Item 1.	Financial Statements

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	October 27, 2012	January 28, 2012	October 29, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$132	$149	$114
Accounts and other receivables	85	123	111
Merchandise inventories	2,556	1,575	2,606
Current deferred tax assets	77	77	70
Prepaid expenses and other current assets	54	38	70
Total current assets	2,904	1,962	2,971
Property and equipment, net	2,072	2,097	2,096
Goodwill	361	361	361
Deferred tax assets	98	98	82
Due from affiliates, net	727	435	429
Other assets	114	126	126
Total Assets	$6,276	$5,079	$6,065

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$1,515	$843	$1,430
Short-term borrowings from Parent	524	124	128
Accrued expenses and other current liabilities	600	542	558
Income taxes payable	19	104	—
Current portion of long-term debt	24	22	20
Total current liabilities	2,682	1,635	2,136
Long-term debt	2,659	2,339	3,071
Deferred tax liabilities	404	406	370
Deferred rent liabilities	344	313	296
Other non-current liabilities	140	136	127
Total stockholder’s equity	47	250	65
Total Liabilities and Stockholder’s Equity	$6,276	$5,079	$6,065
See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net sales	$1,680	$1,747	$5,133	$5,287
Other revenues (1)	29	30	89	91
Total revenues	1,709	1,777	5,222	5,378
Cost of sales	1,070	1,134	3,205	3,367
Cost of other revenues	1	1	3	4
Gross margin	638	642	2,014	2,007
Selling, general and administrative expenses (1)	662	690	1,904	1,936
Depreciation and amortization	61	64	184	194
Other income, net (1)	(21)	(18)	(43)	(48)
Total operating expenses	702	736	2,045	2,082
Operating loss	(64)	(94)	(31)	(75)
Interest expense (1)	(54)	(52)	(164)	(154)
Interest income (1)	15	8	33	25
Loss before income taxes	(103)	(138)	(162)	(204)
Income tax benefit	43	57	66	83
Net loss	$(60)	$(81)	$(96)	$(121)

(1) Includes the following income (expenses) resulting from transactions with related parties (see Note 8 entitled “Related party transactions” for further details):

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Other revenues	$20	$19	$58	$54
Selling, general and administrative expenses	(83)	(102)	(248)	(259)
Other income, net	6	7	9	21
Interest expense	(4)	(4)	(11)	(11)
Interest income	15	8	33	25
See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net loss	$(60)	$(81)	$(96)	$(121)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	2	(13)	2	4
Unrealized loss on hedged transactions	—	—	—	(1)
Total other comprehensive income (loss), net of tax	2	(13)	2	3
Comprehensive loss, net of tax	$(58)	$(94)	$(94)	$(118)
See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011
Cash Flows from Operating Activities:
Net loss	$(96)	$(121)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	184	194
Amortization of debt issuance costs and debt discount	20	19
Deferred income taxes	5	(3)
Other	13	18
Changes in operating assets and liabilities:
Accounts and other receivables	41	18
Merchandise inventories	(981)	(1,079)
Prepaid expenses and other operating assets	(18)	(20)
Due from affiliates, net	(26)	(19)
Accounts payable, Accrued expenses and other liabilities	751	497
Income taxes payable and receivable	(89)	(125)
Net cash used in operating activities	(196)	(621)
Cash Flows from Investing Activities:
Capital expenditures	(160)	(215)
Proceeds from sales of fixed assets	7	11
Loans to Parent	(265)	—
Net cash used in investing activities	(418)	(204)
Cash Flows from Financing Activities:
Long-term debt borrowings	417	1,293
Long-term debt repayments	(93)	(158)
Short-term borrowings from Parent	1,492	957
Repayments of short-term borrowings to Parent	(1,092)	(829)
Dividends paid to Parent	(124)	(613)
Capitalized debt issuance costs	(3)	(3)
Net cash provided by financing activities	597	647
Effect of exchange rate changes on Cash and cash equivalents	—	2
Cash and cash equivalents:
Net decrease during period	(17)	(176)
Cash and cash equivalents at beginning of period	149	290
Cash and cash equivalents at end of period	$132	$114
See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
(Unaudited)

	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholder’s Equity
(In millions)
Balance, January 29, 2011	$4,282	$—	$(3,501)	$781
Net loss	—	—	(121)	(121)
Total other comprehensive income, net of tax	—	3	—	3
Stock compensation expense	4	—	—	4
Contribution arising from tax allocation arrangement	6	—	—	6
Dividends paid to Parent	(613)	—	—	(613)
Non-cash contribution from Parent	4	—	—	4
Amortization of restricted stock	1	—	—	1
Balance, October 29, 2011	$3,684	$3	$(3,622)	$65

Balance, January 28, 2012	$3,686	$—	$(3,436)	$250
Net loss	—	—	(96)	(96)
Total other comprehensive income, net of tax	—	2	—	2
Stock compensation expense	4	—	—	4
Contribution arising from tax allocation arrangement	8	—	—	8
Dividends paid to Parent	(124)	—	—	(124)
Amortization of restricted stock	3	—	—	3
Balance, October 27, 2012	$3,577	$2	$(3,532)	$47
 See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of presentation
Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We operate Toys “R” Us stores in the United States, Canada and Puerto Rico; Babies “R” Us stores in the United States; and Internet businesses in the United States and Canada.
The Condensed Consolidated Balance Sheets as of October 27, 2012, January 28, 2012 and October 29, 2011, the Condensed Consolidated Statements of Operations and the Condensed Consolidated Statements of Comprehensive Loss for the thirteen and thirty-nine weeks ended October 27, 2012 and October 29, 2011, and the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder’s Equity for the thirty-nine weeks ended October 27, 2012 and October 29, 2011, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and thirty-nine weeks then ended. The Condensed Consolidated Balance Sheet at January 28, 2012, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended January 28, 2012 (“Annual Financial Statements”), but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended January 28, 2012 included as an exhibit to Parent’s Form 8-K filed on April 27, 2012. The results of operations for the thirteen and thirty-nine weeks ended October 27, 2012 and October 29, 2011 are not necessarily indicative of operating results for the full year.
Adoption of New Accounting Standard
In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”), which eliminates the option to report other comprehensive income and its components in the Statement of Changes in Stockholder’s Equity and provides entities with two presentation alternatives. As of January 29, 2012, the Company adopted ASU 2011-05 and modified the presentation of its Condensed Consolidated Financial Statements by electing to present items of net earnings and other comprehensive income in two separate consecutive statements. The presentation and disclosure requirements of ASU 2011-05 were applied retrospectively.
Prior Period Correction
We have corrected the Condensed Consolidated Balance Sheets previously reported as of January 28, 2012 and October 29, 2011 to reflect certain insurance claim liabilities self-insured by our Parent as third party liabilities, since we are the primary obligor and no legal right of offset existed with other amounts due from our Parent. These insurance liabilities were previously netted within the Due from affiliates, net balance. As such, we have reclassified $35 million from Due from affiliates, net to Accrued expenses and other current liabilities as of January 28, 2012 and October 29, 2011, respectively, and $58 million and $56 million from Due from affiliates, net to Other non-current liabilities as of January 28, 2012 and October 29, 2011, respectively, to correctly present our third party insurance liabilities on a gross basis. The items included represent self-insurance reserves for workers compensation, general liability, auto liability, property, medical, prescription drug and dental insurance.  The correction had no effect on our previously reported Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Stockholder's Equity and no net effect on the Condensed Consolidated Statements of Cash Flows.
Subsequent Events
We have performed an evaluation of subsequent events through December 11, 2012, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

2. Long-term debt
A summary of the Company’s consolidated Long-term debt as of October 27, 2012, January 28, 2012 and October 29, 2011 is outlined in the table below:

(In millions)	October 27, 2012	January 28, 2012	October 29, 2011
Secured revolving credit facility, expires fiscal 2015	$110	$—	$750
Secured term loan facility, due fiscal 2016	679	683	684
7.375% senior secured notes, due fiscal 2016	357	365	362
8.500% senior secured notes, due fiscal 2017 (1)	718	717	716
Incremental secured term loan facility, due fiscal 2018	392	394	395
Second incremental secured term loan facility, due fiscal 2018 (2)	220	—	—
8.750% debentures, due fiscal 2021 (3)	22	22	22
Finance obligations associated with capital projects	157	145	131
Capital lease obligations	28	35	31
	2,683	2,361	3,091
Less current portion	24	22	20
Total Long-term debt (4)	$2,659	$2,339	$3,071

(1)	Represents obligations of Toys “R” Us Property Company II, LLC, our indirect wholly-owned subsidiary.

(2)	On April 10, 2012, we issued a new tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018 (“Second Incremental Secured Term Loan”).

(3)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.

(4)
We maintain derivative instruments on certain of our long-term debt, which impacts our effective interest rates. Refer to Note 3 entitled “Derivative instruments and hedging activities” for further details. In addition, intercompany loans are not included within our long-term debt balances. Refer to Note 8 entitled “Related party transactions” for further details.

Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries' ability to:

•	incur certain additional indebtedness;

•	transfer money between our Parent, us and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.
The amount of net assets that were subject to such restrictions was approximately $47 million as of October 27, 2012. Our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.
We are dependent on the borrowings provided by the lenders to support our working capital needs, capital expenditures and service debt. As of October 27, 2012, we have funds available to finance our operations under our secured revolving credit facility (“ABL Facility”) through August 2015.

The total fair values of our Long-term debt, with carrying values of approximately $2,683 million, $2,361 million and $3,091 million at October 27, 2012, January 28, 2012 and October 29, 2011, were $2,741 million, $2,414 million and $3,127 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management at the end of the respective periods. A portion of these instruments are classified as Level 3, as these are not publicly traded and therefore we are unable to obtain quoted market prices. The fair value of these Level 3 debt instruments totaled approximately $295 million, $180 million and $911 million at October 27, 2012, January 28, 2012 and October 29, 2011, respectively.
Borrowing Availability
At October 27, 2012, under our ABL Facility, we had outstanding borrowings of $110 million, a total of $116 million of outstanding letters of credit and excess availability of $1,567 million. This amount is also subject to a minimum excess availability covenant, which was $125 million at October 27, 2012, with remaining availability of $1,442 million in excess of the minimum covenant level.
Second Incremental Secured Term Loan, due fiscal 2018 ($220 million at October 27, 2012)
On April 10, 2012, we entered into a Second Incremental Joinder Agreement (the “Second Joinder Agreement”) to the amended and restated secured term loan agreement (“Secured Term Loan Facility”). The Second Joinder Agreement added the Second Incremental Secured Term Loan, increasing the total size of the Secured Term Loan Facility to an aggregate principal amount of $1,325 million.
The Second Incremental Secured Term Loan was borrowed at a discount of approximately $5 million, which resulted in gross proceeds of approximately $220 million. The gross proceeds were used to pay transaction fees of approximately $5 million, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. Investment funds or accounts advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”) owned $7 million of the Second Incremental Secured Term Loan as of October 27, 2012. The net proceeds were raised for general corporate purposes, including, without limitation, to make restricted payments or other distributions or advances to provide funds to our Parent to repay, refinance, repurchase, redeem, defease or otherwise satisfy any indebtedness of our Parent or any of its subsidiaries. The Second Incremental Secured Term Loan will mature on May 25, 2018, and bears interest at a rate of London Interbank Offered Rate (“LIBOR”) (with a floor of 1.50%) plus 3.75%, subject to a 0.25% step-down based on our total leverage ratio.
The Second Incremental Secured Term Loan is governed by the Secured Term Loan Facility and has the same collateral, covenants and restrictions as the Secured Term Loan Facility. Beginning August 31, 2012, we are required to make quarterly principal payments equal to 0.25% ($2.25 million per year) of the original principal amount of the loan.
We may optionally prepay the outstanding principal balance of the Second Incremental Secured Term Loan at any time. Optional prepayments of existing term loans and the Second Incremental Secured Term Loan will be applied ratably among the outstanding existing term loans and the Second Incremental Secured Term Loan, but in the event of a refinancing or repricing transaction in respect of the existing term loans, the proceeds of such refinancing or repricing transaction will be applied to the existing term loans prior to application to the Second Incremental Secured Term Loan.
In conjunction with the issuance of the Second Incremental Secured Term Loan, on April 10, 2012, we also entered into an amendment to the Secured Term Loan Facility to provide that if any outstanding term loans (including both the existing term loans and the Second Incremental Secured Term Loan) are optionally prepaid in connection with a repricing transaction prior to April 10, 2013, we shall pay a 1% prepayment premium on the principal amount optionally prepaid.

3. Derivative instruments and hedging activities
We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.
Interest Rate Contracts
We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows and changes in the fair value of certain Long-term debt, attributable to the changes in LIBOR rates. Some of our interest rate contracts may contain credit-risk related contingent features and are subject to master netting arrangements.

As of October 27, 2012, our interest rate contracts have various maturity dates through September 2016. A portion of our interest rate swaps and caps as of October 27, 2012 are designated as cash flow and fair value hedges in accordance with Accounting Standards Codification (“ASC”) Topic 815, “Derivatives and Hedging.”
The hedge accounting for a designated cash flow hedge requires that the effective portion be recorded to Accumulated other comprehensive income (loss); the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of our cash flow hedging relationships on an ongoing basis. For our derivatives that are designated as cash flow hedges, no material ineffectiveness was recorded for the thirteen and thirty-nine weeks ended October 27, 2012 and October 29, 2011, respectively. Reclassifications from Accumulated other comprehensive income (loss) to Interest expense primarily relate to realized Interest expense on our interest rate swaps. We expect to reclassify a net loss of $1 million over the next 12 months to Interest expense from Accumulated other comprehensive income (loss).
The hedge accounting for a designated fair value hedge requires that the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized in Interest expense. We evaluate the effectiveness of our fair value hedging relationship on an ongoing basis and recalculate the changes in fair value of the derivative and the underlying hedged item separately. For our derivative that is designated as a fair value hedge, we recorded a $7 million and $11 million net gain in earnings related to ineffectiveness for the thirteen and thirty-nine weeks ended October 27, 2012, respectively, and a $1 million and $4 million net gain in earnings related to ineffectiveness for the thirteen and thirty-nine weeks ended October 29, 2011, respectively.
Certain of our agreements with credit-risk related contingent features contain cross-default provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At October 27, 2012, January 28, 2012 and October 29, 2011, we had no derivative liabilities related to agreements that contain credit-risk related contingent features. As of October 27, 2012, January 28, 2012 and October 29, 2011, respectively, we were not required to post collateral with any derivative counterparties.
Foreign Exchange Contracts
We enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with subsidiaries of us or our Parent. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Condensed Consolidated Balance Sheets at fair value with a gain or loss recorded on the Condensed Consolidated Statements of Operations in Interest expense.
Our foreign exchange contracts typically mature within 12 months. Some of these contracts contain credit-risk related contingent features and are subject to master netting arrangements. Some of these agreements contain cross-default provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At October 27, 2012 and October 29, 2011, derivative liabilities related to agreements that contain credit-risk related contingent features had a fair value of $1 million and a nominal amount, respectively. At January 28, 2012, we had no derivative liabilities related to agreements that contained credit-risk related contingent features. We are not required to post collateral for any of these contracts.
The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive income (loss) on our Condensed Consolidated Statements of Stockholder’s Equity for the thirty-nine weeks ended October 27, 2012 and October 29, 2011:

	39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011
Derivatives designated as cash flow hedges:
Beginning balance	$(3)	$(2)
Loss on the change in fair value recognized in Accumulated other comprehensive income (loss) - Interest Rate Contracts (1)	—	(1)
Ending Balance	$(3)	$(3)

(1)	Reclassifications from Accumulated other comprehensive income (loss) to Interest expense were nominal for the thirty-nine weeks ended October 27, 2012 and October 29, 2011.
The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen and thirty-nine weeks ended October 27, 2012 and October 29, 2011:

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Derivatives not designated for hedge accounting:
Loss on the change in fair value - Interest Rate Contracts	$—	$(1)	$—	$(1)
Gain (loss) on the change in fair value - Intercompany Loan Foreign Exchange Contracts (1)	1	(1)	—	(1)
(Loss) gain on the change in fair value - Merchandise Purchases Program Foreign Exchange Contracts	(1)	2	(1)	—
	—	—	(1)	(2)
Derivatives designated as cash flow hedges:
Loss on the change in fair value - Interest Rate Contracts	(1)	—	(1)	—
	(1)	—	(1)	—
Derivatives designated as fair value hedge:
Amortization of swap basis adjustment - Interest Rate Contract	(1)	(1)	(1)	(1)
Gain on the change in fair value - Interest Rate Contract	—	4	2	17
Gain (loss) recognized in Interest expense on hedged item	7	(3)	9	(13)
	6	—	10	3
Total Interest Expense	$5	$—	$8	$1

(1)
Gains and losses related to our short-term, intercompany loan foreign exchange contracts are recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans.

The following table contains the notional amounts and the related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of October 27, 2012, January 28, 2012 and October 29, 2011:

	October 27, 2012		January 28, 2012		October 29, 2011
	Notional	Fair Value Assets/	Notional	Fair Value Assets/	Notional	Fair Value Assets/
(In millions)	Amount	(Liabilities)	Amount	(Liabilities)	Amount	(Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Other assets	$700	$—	$700	$—	$700	$—
Interest Rate Contract designated as fair value hedge:
Other assets	$350	$20	$350	$18	$350	$12
Interest Rate Contract not designated for hedge accounting:
Other assets	$300	$—	$300	$—	$300	$—
Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$9	$—	$25	$—	$22	$1
Accrued expenses and other current liabilities	63	1	—	—	10	—
Total derivative contracts outstanding:
Prepaid expenses and other current assets	$9	$—	$25	$—	$22	$1
Other assets	1,350	20	1,350	18	1,350	12
Total derivative assets(1)	$1,359	$20	$1,375	$18	$1,372	$13

Accrued expenses and other current liabilities	$63	$1	$—	$—	$10	$—
Total derivative liabilities(1)	$63	$1	$—	$—	$10	$—

(1)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.

4. Fair value measurements
To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Derivative Financial Instruments
Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs.
The valuation of our interest rate contracts is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. We evaluate the inputs used to value our derivatives at the end of each reporting period.
For our interest rate contracts, we primarily use Level 2 inputs mentioned above to arrive at fair value. Additionally, for interest rate contracts we also incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements taking into account the impact of any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. In conjunction with ASU No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”), we made an accounting policy election to measure the credit risk of our derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio. The portfolio-level adjustments are then allocated each period to the individual assets or liabilities within the portfolio.
The credit valuation adjustments are calculated by determining the total expected exposure of the derivatives (which incorporates both the current and potential future exposure) and then applying each counterparty's credit spread to the applicable exposure. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from our debt, which are considered unobservable inputs. These credit valuation adjustments fall within Level 3 of the fair value hierarchy and include estimates of current credit spreads to evaluate the likelihood of default. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third party credit data provider. Generally, significant increases (decreases) in our own credit spread in isolation would result in significantly lower (higher) fair value measurement for these hedges. Based on the mixed input valuation, we classify these derivatives based on the lowest level in the fair value hierarchy that is significant to the overall fair value of the instrument.
Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period. Changes in the fair value of our derivative financial instruments are recorded in Interest expense within the Condensed Consolidated Statements of Operations.
Cash Equivalents
Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. Due to the nature and short maturity of these investments, their carrying amount approximates fair value. Therefore, we have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

The table below presents our assets and liabilities measured at fair value on a recurring basis as of October 27, 2012, January 28, 2012 and October 29, 2011, aggregated by level in the fair value hierarchy within which those measurements fall.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at October 27, 2012
Assets
Derivative financial instruments:
Interest rate contracts	$—	$20	$—	$20
Total assets	$—	$20	$—	$20
Liabilities
Derivative financial instruments:
Foreign exchange contracts	$—	$1	$—	$1
Total liabilities	$—	$1	$—	$1

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at January 28, 2012
Assets
Cash equivalents	$55	$—	$—	$55
Derivative financial instruments:
Interest rate contracts	—	18	—	18
Total assets	$55	$18	$—	$73

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at October 29, 2011
Assets
Derivative financial instruments:
Interest rate contracts	$—	$—	$12	$12
Foreign exchange contracts	—	1	—	1
Total assets	$—	$1	$12	$13
We did not have any derivative financial instruments within Level 3 of the fair value hierarchy for the thirteen and thirty-nine weeks ended October 27, 2012. The table below presents the changes in the fair value of our derivative financial instruments within Level 3 of the fair value hierarchy for the thirteen and thirty-nine weeks ended October 29, 2011.

(In millions)	Level 3
Balance, January 29, 2011	$(5)
Gain on the change in fair value	2
Balance, April 30, 2011	(3)
Gain on the change in fair value	11
Balance, July 30, 2011	$8
Gain on the change in fair value	4
Balance, October 29, 2011	$12

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever changes in circumstances indicate that the carrying value of an asset may not be recoverable. The fair value measurements related to long-lived assets held and used and held for sale classified as Level 3 were determined using a discounted cash flow valuation method. For those assets classified as Level 2 a relative, market-based approach based on offers was utilized.
There have been no changes in valuation technique or related inputs for the thirty-nine weeks ended October 27, 2012 and October 29, 2011.
The table below presents our long-lived assets evaluated for impairment measured at fair value on a nonrecurring basis for the thirteen and thirty-nine weeks ended October 27, 2012 and October 29, 2011, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured at fair value on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier measurement dates and may no longer represent their fair values at October 27, 2012 and October 29, 2011. As of October 27, 2012 and October 29, 2011, we did not have any long-lived assets classified as Level 1 within the fair value hierarchy.

(In millions)	Carrying Value Prior to Impairment	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$4	$2	$—	$2
Balance, April 28, 2012	4	2	—	2
Long-lived assets held and used	—	—	—	—
Balance, July 28, 2012	4	2	—	2
Long-lived assets held and used	—	—	—	—
Balance, October 27, 2012	$4	$2	$—	$2

(In millions)	Carrying Value Prior to Impairment	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$3	$2	$—	$1
Balance, April 30, 2011	3	2	—	1
Long-lived assets held and used	2	—	1	1
Balance, July 30, 2011	5	2	1	2
Long-lived assets held and used	—	—	—	—
Balance, October 29, 2011	$5	$2	$1	$2

5. Income taxes
The following table summarizes our income tax benefit and effective tax rates for the thirteen and thirty-nine weeks ended October 27, 2012 and October 29, 2011:

	13 Weeks Ended		39 Weeks Ended
($ In millions)	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Loss before income taxes	$(103)	$(138)	$(162)	$(204)
Income tax benefit	43	57	66	83
Effective tax rate	(41.7)%	(41.3)%	(40.7)%	(40.7)%

The effective tax rates for the thirteen and thirty-nine weeks ended October 27, 2012 and October 29, 2011 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 39.4% for the thirty-nine weeks ended October 27, 2012 compared to 40.3% for the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a change in the mix of earnings between jurisdictions.

For the thirteen weeks ended October 27, 2012, our effective tax rate was impacted by a tax benefit of $4 million related to changes to our liability for uncertain tax positions. This benefit was partially offset by a tax expense of $1 million related to adjustments to taxes payable. There were no significant discrete items that impacted our effective tax rate for the thirteen weeks ended October 29, 2011.
For the thirty-nine weeks ended October 27, 2012, our effective tax rate was impacted by a tax benefit of $3 million related to changes to our liability for uncertain tax positions. This benefit was partially offset by a tax expense of $1 million related to adjustments to taxes payable. There were no significant discrete items that impacted our effective tax rate for the thirty-nine weeks ended October 29, 2011.

6. Segments
Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and juvenile (including baby) product offerings in the United States and Puerto Rico, and Toys “R” Us – Canada (“Canada”), which operates in Canada. Domestic and Canada segments also include their respective Internet operations. Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we do not rely on any major customers as a source of revenue.
Our percentages of consolidated Total revenues by product category for the thirteen and thirty-nine weeks ended October 27, 2012 and October 29, 2011 were as follows:

	13 Weeks Ended		39 Weeks Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Core Toy	14.0%	13.8%	12.3%	12.0%
Entertainment	7.7%	8.1%	7.4%	8.3%
Juvenile	46.1%	46.2%	47.3%	47.4%
Learning	20.5%	20.0%	17.6%	17.0%
Seasonal	9.4%	9.2%	12.9%	12.8%
Other (1)	2.3%	2.7%	2.5%	2.5%
Total	100%	100%	100%	100%

(1)	Consists primarily of licensing fees from Parent's foreign affiliates, shipping and other non-product related revenues.
A summary of financial results by reportable segment is as follows:

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Total revenues
Domestic	$1,527	$1,603	$4,693	$4,863
Canada	182	174	529	515
Total revenues	$1,709	$1,777	$5,222	$5,378
Operating (loss) earnings
Domestic	$(28)	$(57)	$74	$15
Canada	8	8	36	38
Corporate and other	(44)	(45)	(141)	(128)
Operating loss	(64)	(94)	(31)	(75)
Interest expense	(54)	(52)	(164)	(154)
Interest income	15	8	33	25
Loss before income taxes	$(103)	$(138)	$(162)	$(204)

(In millions)	October 27, 2012	January 28, 2012	October 29, 2011
Merchandise inventories
Domestic	$2,283	$1,423	$2,362
Canada	273	152	244
Total Merchandise inventories	$2,556	$1,575	$2,606

7. Litigation and legal proceedings
In October 2012, the Massachusetts Supreme Judicial Court granted the Company's request for direct appellate review of a judgment in the amount of approximately $20 million, including $18 million in punitive damages, that was entered against the Company in a wrongful death products liability case entitled Aleo v. SLB Toys USA, Inc., et al. (Superior Court of Massachusetts, Essex County, No. 2008-02149-A) (the “Judgment”). In November 2012, the Company posted an appellate bond in the amount of $24 million, which represents the amount of the Judgment plus anticipated post-judgment interest.  The Company believes that it has certain claims against the manufacturer of the product and that the punitive damage award is not appropriate.  The Company has accrued an amount related to this matter and believes that the ultimate resolution will not have a material impact on the consolidated financial statements.
In addition to the litigation discussed above, we and our Parent are, and in the future may be, involved in various lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us and our Parent, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We and our Parent are not able to estimate an aggregate, estimated amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons: (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict. However, based upon our and our Parent's historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

8. Related party transactions
Transactions with the Sponsors — Our Parent is owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, KKR and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009 (“Advisory Agreement”). The advisory fee paid to the Sponsors (the “Advisory Fees”) increases 5% per year during the ten-year term of the agreement with the exception of fiscal 2009. We recorded management and advisory fees expense of $4 million and $11 million for the thirteen and thirty-nine weeks ended October 27, 2012, respectively. We recorded management and advisory fees expense of $3 million and $11 million for the thirteen and thirty-nine weeks ended October 29, 2011, respectively. During each of the thirteen and thirty-nine weeks ended October 27, 2012 and October 29, 2011, we also paid the Sponsors fees of less than $1 million for out-of-pocket expenses.
In the event that the Advisory Agreement is terminated by the Sponsors or our Parent, the Sponsors will receive all unpaid Advisory Fees, all unpaid transaction fees and expenses due under the Advisory Agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the Advisory Agreement. The initial term of the Advisory Agreement is ten years. After ten years, it extends annually for one year unless our Parent or the Sponsors provide notice of termination to the other. Additionally, the Advisory Agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions (“Transaction Fees”). In connection with a successful initial public offering of Parent’s equity securities, the Sponsors and our Parent intend to terminate the Advisory Agreement in accordance with its terms. The Advisory Agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.
In connection with the Second Joinder Agreement entered into on April 10, 2012, we incurred Transaction Fees of approximately $2 million pursuant to the terms of the Advisory Agreement. Investment funds or accounts advised by KKR owned $7 million of the Second Incremental Secured Term Loan as of October 27, 2012. See Note 2 entitled “Long-term debt” for further details.
From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. During the thirteen and thirty-nine weeks ended October 27, 2012 and October 29, 2011, investment funds or accounts advised by KKR held debt and debt securities issued by us and our subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $2 million and $4 million during the thirteen and thirty-nine weeks ended October 27, 2012, respectively. The interest amounts paid on such debt and debt securities held by related parties were $1 million and $3 million during the thirteen and thirty-nine weeks ended October 29, 2011, respectively.
Additionally, under lease agreements with affiliates of Vornado, we paid an aggregate amount of $1 million and $4 million for the thirteen and thirty-nine weeks ended October 27, 2012, respectively, with respect to 0.8% of our operated stores, which include Toys “R” Us Express stores (“Express stores”). Of these amounts, less than $1 million and $1 million for the thirteen and thirty-nine weeks ended October 27, 2012, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado. For the thirteen and thirty-nine weeks ended October 29, 2011, we paid an aggregate amount of $2 million and $6 million, respectively, with respect to 1.3% of our operated stores, which include Express stores. Of these amounts, less than $1 million and $1 million for the thirteen and thirty-nine weeks ended October 29, 2011, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado.
Real Estate Arrangements with Affiliates — We leased 384 and 392 properties from affiliates of Parent as of October 27, 2012 and October 29, 2011, respectively. Selling, general and administrative expenses (“SG&A”) includes lease expense of $75 million and $225 million for the thirteen and thirty-nine weeks ended October 27, 2012, respectively, which includes reimbursement of expenses of $11 million and $34 million related to these leases for the thirteen and thirty-nine weeks ended October 27, 2012, respectively. For the thirteen and thirty-nine weeks ended October 29, 2011, SG&A included lease expense of $80 million and $232 million, respectively, which includes reimbursement of expenses of $12 million and $35 million related to the leases for the thirteen and thirty-nine weeks ended October 29, 2011, respectively.
Transaction with Toys “R” Us Property Company I, LLC (“TRU Propco I”) — Under the master lease agreement with our affiliate, TRU Propco I, we may be required to recognize an expense in conjunction with the successful execution of a sale of a property by TRU Propco I to a third party or an early store closure prior to the expiration of the master lease agreement. Pursuant to the master lease agreement, the expense is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property or the anticipated sublease income to be received by the Company.
For the thirteen and thirty-nine weeks ended October 27, 2012, SG&A includes approximately $4 million and $9 million, respectively, related to expenses associated with estimated payments in connection with store closures. For the thirteen and thirty-nine weeks ended October 29, 2011, SG&A included approximately $17 million and $19 million, respectively, of such expenses.
Management Service Fees and Other — We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement (“Agreement”). The amounts charged are allocated based on a formula for each affiliate, as defined in the Agreement, and are recorded in Other Income, net. The amounts we charged to Parent and other affiliates for these services were $2 million and $6 million for the thirteen and thirty-nine weeks ended October 27, 2012, respectively, and $1 million and $4 million for the thirteen and thirty-nine weeks ended October 29, 2011, respectively.
In addition, we incurred $1 million and $7 million of service fees for the thirteen and thirty-nine weeks ended October 27, 2012, respectively. We incurred $5 million and $8 million of service fees for the thirteen and thirty-nine weeks ended October 29, 2011, respectively. These costs, which primarily related to fees associated with our China sourcing office, are recorded within SG&A in our Condensed Consolidated Statements of Operations.
Information Technology and Administrative Support Services Agreement (the “ITASSA”) — We provide information technology services, store operations services, internal audit services, and financial services to a number of our affiliates under the ITASSA. These affiliates are charged 108% of the costs we incur to administer such services. For the thirteen and thirty-nine weeks ended October 27, 2012, our affiliates were charged $4 million and $15 million, respectively. The $15 million for the thirty-nine weeks ended October 27, 2012 is gross of a $12 million credit we provided our affiliates during the second quarter of fiscal 2012 related to an amendment to the existing agreement. For the thirteen and thirty-nine weeks ended October 29, 2011, our affiliates were charged $6 million and $17 million, respectively. These costs and credit are classified on our Condensed Consolidated Statements of Operations as Other income, net.
Licensing Arrangements with Affiliates — We own intellectual property used by us and Parent’s foreign affiliates in the toy, juvenile (including baby) and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. For the thirteen and thirty-nine weeks ended October 27, 2012, we charged Parent’s foreign affiliates license fees of $20 million and $58 million, respectively, which are classified on our Condensed Consolidated Statements of Operations as Other revenues. For the thirteen and thirty-

nine weeks ended October 29, 2011, we charged Parent's foreign affiliates license fees of $19 million and $54 million, respectively.
Dividends paid to Parent — We make restricted payments or other distributions or advances to Parent for general corporate purposes including, among other things, to pay interest, repay, refinance, repurchase, redeem, defease or otherwise satisfy any indebtedness of our Parent or any of its subsidiaries. For the thirty-nine weeks ended October 27, 2012 and October 29, 2011, we paid dividends to Parent of $124 million and $613 million, respectively. The majority of the dividends made to our Parent for the thirty-nine weeks ended October 29, 2011, were to provide funds for the redemption of our Parent's 7.625% notes due fiscal 2011.
Due from Affiliates, Net — As of October 27, 2012, January 28, 2012 and October 29, 2011, Due from affiliates, net, consists of receivables from Parent and affiliates of $727 million, $435 million and $429 million, respectively. During the thirty-nine weeks ended October 27, 2012, we made long-term loans to Parent in the amounts of $175 million and $90 million. The aggregate amount of $265 million of loans to Parent are included in Due from affiliates, net on our Condensed Consolidated Balance Sheets. We have corrected the Condensed Consolidated Balance Sheets previously reported as of January 28, 2012 and October 29, 2011 to reflect certain insurance claim liabilities self-insured by our Parent as third party liabilities, since we are the primary obligor and no legal right of offset existed with other amounts due from our Parent. These insurance liabilities were previously netted within the Due from affiliates, net balance. Refer to Note 1 entitled “Basis of presentation” for further details.
As of October 27, 2012, January 28, 2012 and October 29, 2011, $16 million, $4 million and $10 million of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Condensed Consolidated Balance Sheets, respectively.
Additionally, we are obligated to reimburse our affiliates for certain expenses, which primarily includes rent and property taxes under lease agreements. As of October 27, 2012, January 28, 2012 and October 29, 2011, the net amount owed to our affiliates was $17 million, $10 million and $13 million, respectively.
Short-term Borrowings from Parent — From time to time, we may have short-term intercompany loans outstanding with Parent. As of October 27, 2012, January 28, 2012 and October 29, 2011, we maintained balances of $524 million, $124 million and $128 million, respectively, in short-term intercompany loans with Parent. For the thirteen and thirty-nine weeks ended October 27, 2012, we incurred $2 million and $3 million, respectively, of related party interest expense associated with our short-term intercompany loans with Parent. For the thirteen and thirty-nine weeks ended October 29, 2011, we incurred $1 million and $3 million, respectively, of such expenses.
Stock Compensation Expense — For the thirteen and thirty-nine weeks ended October 27, 2012, $3 million and $7 million of total stock-based compensation expense was recognized in SG&A. Refer to Note 10 entitled “Stock-based compensation” for further details.
Consulting Agreement — On March 15, 2012, we entered into an advisory contract with Neil Friedman, former Executive Vice President - Toys “R” Us to provide advisory services, on a part-time non-exclusive basis, for our new ventures and business alliances. The term of the agreement is from April 23, 2012 until January 31, 2013. During the term of this agreement, Mr. Friedman will be paid a monthly fee of $30,000.

9. Dispositions
During the thirty-nine weeks ended October 27, 2012, we sold idle properties and certain assets for gross proceeds of $7 million resulting in a net gain of $2 million, none of which occurred during the thirteen weeks ended October 27, 2012.

10. Stock-based compensation
Effective March 2012, participants in the Toys “R” Us, Inc. 2005 Management Equity Plan (the “MEP”) are bound by the terms and conditions of Amendment No. 4 to the MEP (“Amendment No. 4”). This amendment provides for, among other things, a longer exercise period, expiring no later than the original term of the option, and the right to a cashless exercise of options held by a participant who is terminated without cause after four or more years of continuous service. Option holders under the Toys “R” Us, Inc. 2010 Incentive Plan (the “2010 Incentive Plan”) have the same rights to a longer exercise period and a cashless exercise right in the event such participant's employment is terminated without cause after four or more years of continuous service, as further described in the form of option award agreement. We accounted for the modification of awards impacted by the terms of Amendment No. 4 in accordance with ASC Topic 718, “Compensation - Stock Compensation” (“ASC 718”). Management has concluded that the modification had a nominal impact on compensation costs.
Effective May 2012, our Parent adopted Amendment No. 5 (“Amendment No. 5”) to the MEP. Amendment No. 5 allows any plan participant, as long as he or she remains employed by the Company or its affiliates, the right to put up to 25%, calculated as provided in Amendment No. 5, of his or her Original Investment Shares (the shares originally purchased under the MEP or for rollover options, the number of shares that would be equal to the value of their original investment) to us at any time, during permitted transaction windows, until the occurrence of an initial public offering of our Parent. The purchase price per share payable by us in connection with any such put rights shall be the fair market value determined as of a date determined by our Parent's Board that is the anticipated closing date of the repurchase. We accounted for the modification of awards impacted by the terms of Amendment No. 5 in accordance with ASC 718. As these awards allow the plan participant the right to put a portion of their rollover options, we are required to account for them as liability-classified awards. These liability awards will be remeasured at their fair market value as of each reporting period. Management has concluded that the modification resulted in incremental compensation costs of approximately $1 million, which was recorded in the second quarter of fiscal 2012.
On May 21, 2012, our Parent granted our employees 300,915 options under the 2010 Incentive Plan. The options were granted at an exercise price equal to the fair value of the shares on the date of the grant and follow a graded vesting schedule of 50% on the second anniversary of the awards with the remaining portion vesting ratably over the subsequent two years, subject to the participant's continued employment with us, and will vest automatically upon a change of control of our Parent. All options expire ten years from the date of the grant. Additionally, concurrent with the grant of options, an additional 220,206 awards were granted consisting of restricted stock units and performance-based restricted stock units under the 2010 Incentive Plan, which were valued at fair market value on the date of grant of $44.00 per share. The restricted stock units follow the same graded vesting schedule as the options granted. The performance-based restricted stock units cliff vest 100% on the third anniversary of the awards if the performance criteria have been met. The performance metrics are based 50% on our Parent's consolidated Adjusted Compensation EBITDA performance results and 50% on our Parent's total return on invested capital (ROIC) results, each over a three year period.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us – Delaware, Inc., a Delaware corporation, and its subsidiaries, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with our Annual Financial Statements for the fiscal year ended January 28, 2012, included as an exhibit to Parent’s Form 8-K filed on April 27, 2012 and the Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business
We generate sales, earnings and cash flows by retailing merchandise in our core toy, entertainment, juvenile (including baby), learning and seasonal product categories in the United States, Canada and Puerto Rico. Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and juvenile (including baby) product offerings in 875 stores in 49 states and Puerto Rico; and Toys “R” Us – Canada (“Canada”), which sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal product categories through 83 stores. In addition, as of October 27, 2012, we operated 260 Toys “R” Us Express stores (“Express stores”), including 46 Express stores with a cumulative lease term of at least two years. Domestic and Canada segments also include their respective Internet operations.
On October 29, 2012, Hurricane Sandy hit the eastern coast of the United States, causing significant damage to the surrounding region, including several of our stores. The Company's organization and assets were not materially damaged by the hurricane, net of insurance claims.

Financial Performance
As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the thirteen and thirty-nine weeks ended October 27, 2012 compared to the thirteen and thirty-nine weeks ended October 29, 2011:

	13 Weeks Ended		39 Weeks Ended
($ In millions)	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Total revenues	$1,709	$1,777	$5,222	$5,378
Gross margin	638	642	2,014	2,007
Gross margin as a percentage of Total revenues	37.3%	36.1%	38.6%	37.3%
Selling, general and administrative expenses	$662	$690	$1,904	$1,936
Selling, general and administrative expenses as a percentage of Total revenues	38.7%	38.8%	36.5%	36.0%
Net loss	$(60)	$(81)	$(96)	$(121)
Total revenues for the thirteen and thirty-nine weeks ended October 27, 2012 decreased by $68 million and $156 million, respectively, compared to the same periods last year. Foreign currency translation increased Total revenues by approximately $3 million and decreased Total revenues by approximately $10 million for the thirteen and thirty-nine weeks ended October 27, 2012, respectively. Excluding the impact of foreign currency translation, the decline in Total revenues for both periods was primarily due to a decrease in comparable store net sales within our Domestic segment. Partially offsetting the decrease in Total revenues was an increase in net sales from new locations within our Canada segment.
Gross margin, as a percentage of Total revenues, for the thirteen and thirty-nine weeks ended October 27, 2012 increased by 1.2 percentage points and 1.3 percentage points, respectively, compared to the same periods last year primarily as a result of margin rate improvements in certain categories and improvements in sales mix away from lower margin products.
Selling, general and administrative expenses (“SG&A”) for the thirteen weeks ended October 27, 2012 decreased by $28 million compared to the same period last year primarily as a result of a decrease in related party expenses, payroll expenses and advertising and promotional expenses. Foreign currency translation increased SG&A by approximately $1 million. SG&A for the thirty-nine weeks ended October 27, 2012 decreased by $32 million compared to the same period last year primarily as a result of a decrease in payroll expenses. Foreign currency translation decreased SG&A by approximately $3 million.

Net loss for the thirteen weeks ended October 27, 2012 decreased by $21 million compared to the same period last year primarily as a result of a decrease in SG&A and an increase in Interest income. These amounts were partially offset by a decrease in Income tax benefit. Net loss for the thirty-nine weeks ended October 27, 2012 decreased by $25 million compared to the same period last year primarily as a result of a decrease in SG&A and Depreciation and amortization. These amounts were partially offset by a decrease in Income tax benefit.

Comparable Store Net Sales
In computing comparable store net sales, we include stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Express stores with a cumulative lease term of at least two years and that have been open for at least 56 weeks from their “soft” opening date are also included in our comparable store net sales computation.
Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.
By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more and on-line, we can better gauge how the core store base and e-commerce businesses are performing since comparable store net sales excludes the impact of store openings and closings.
Various factors affect comparable store net sales, including the number of and timing of stores we open, close, convert, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on a monthly, quarterly and annual basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.
The following table discloses the change in our comparable store net sales for the thirteen and thirty-nine weeks ended October 27, 2012 and October 29, 2011:

	13 Weeks Ended		39 Weeks Ended
	October 27, 2012 vs. 2011	October 29, 2011 vs. 2010	October 27, 2012 vs. 2011	October 29, 2011 vs. 2010
Domestic	(4.1)%	(2.2)%	(2.8)%	(2.2)%
Canada	0.4%	(1.5)%	0.8%	(1.2)%

Store Count by Segment

	October 27, 2012	October 29, 2011	Change
Domestic (1)	875	876	(1)
Canada (2)	83	73	10
Total (3)	958	949	9

(1)
Store count as of October 27, 2012 includes 203 side-by-side (“SBS”) stores, 21 Babies “R” Us Express (“BRU Express”) stores and 62 Juvenile Expansions. Store count as of October 29, 2011 included 183 SBS stores, 20 BRU Express stores and 62 Juvenile Expansions.

(2)	Store count as of October 27, 2012 includes 45 SBS stores and five BRU Express stores. Store count as of October 29, 2011 included 44 SBS stores and four BRU Express stores.

(3)
Express stores with a cumulative lease term of at least two years are included in our overall store count, while the remaining locations are excluded. As of October 27, 2012, there were 219 Domestic and 41 Canada Express stores open, 36 and 10 of which have been included in our overall store count within our Domestic and Canada segments, respectively. Included in the 219 Domestic Express store count are 24 Toys “R” Us Express-branded departments located within Macy's Inc. stores nationwide. As of October 29, 2011, there were 141 Domestic and 46 Canada Express stores open, 29 of which were included in our overall store count within our Domestic segment and none of which were included within our Canada segment.

Net Loss

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011	Change	October 27, 2012	October 29, 2011	Change
Toys “R” Us - Delaware	$(60)	$(81)	$21	$(96)	$(121)	25
Net loss decreased by $21 million to $60 million for the thirteen weeks ended October 27, 2012, compared to $81 million for the same period last year. The decrease in Net loss was primarily due to a decrease in SG&A of $28 million predominantly due to a reduction in related party expenses, payroll expenses and advertising and promotional expenses. Additionally contributing to a decrease in Net loss was an increase in Interest income of $7 million primarily due to loans made to our Parent in the second quarter of fiscal 2012. These amounts were partially offset by a decrease in Income tax benefit of $14 million.
Net loss decreased by $25 million to $96 million for the thirty-nine weeks ended October 27, 2012, compared to $121 million for the same period last year. The decrease in Net loss was primarily due to a decrease in SG&A of $32 million predominantly related to a reduction in payroll expenses and a decrease in Depreciation and amortization of $10 million. These amounts were partially offset by a decrease in Income tax benefit of $17 million.

Total Revenues

	13 Weeks Ended
					Percentage of Total revenues
($ In millions)	October 27, 2012	October 29, 2011	$ Change	% Change	October 27, 2012	October 29, 2011
Domestic	$1,527	$1,603	$(76)	(4.7)%	89.4%	90.2%
Canada	182	174	8	4.6%	10.6%	9.8%
Toys “R” Us - Delaware	$1,709	$1,777	$(68)	(3.8)%	100.0%	100.0%
Total revenues decreased by $68 million or 3.8%, to $1,709 million for the thirteen weeks ended October 27, 2012, compared to $1,777 million for the same period last year. Total revenues for the thirteen weeks ended October 27, 2012 included the impact of foreign currency translation, which increased Total revenues by approximately $3 million.
Excluding the impact of foreign currency translation, the decrease in Total revenues for the thirteen weeks ended October 27, 2012 was primarily due to a decrease in comparable store net sales within our Domestic segment. The decrease in our Domestic comparable store net sales was primarily driven by a decrease in the number of transactions as well as an increase in product orders associated with this year's layaway program (which defers the recognition of sales into the period when the customer picks up the order), partially offset by higher average transaction amounts.
Total revenues for the thirteen weeks ended October 27, 2012 and October 29, 2011 included $20 million and $19 million of licensing fees charged to our Parent’s foreign affiliates, respectively.

	39 Weeks Ended
					Percentage of Total revenues
($ In millions)	October 27, 2012	October 29, 2011	$ Change	% Change	October 27, 2012	October 29, 2011
Domestic	$4,693	$4,863	$(170)	(3.5)%	89.9%	90.4%
Canada	529	515	14	2.7%	10.1%	9.6%
Toys “R” Us - Delaware	$5,222	$5,378	$(156)	(2.9)%	100.0%	100.0%
Total revenues decreased by $156 million or 2.9%, to $5,222 million for the thirty-nine weeks ended October 27, 2012, compared to $5,378 million for the same period last year. Total revenues for the thirty-nine weeks ended October 27, 2012 included the impact of foreign currency translation, which decreased Total revenues by approximately $10 million.
Excluding the impact of foreign currency translation, the decrease in Total revenues for the thirty-nine weeks ended October 27, 2012 was primarily due to a decrease in comparable store net sales within our Domestic segment. The decrease in our Domestic comparable store net sales was primarily driven by a decrease in the number of transactions as well as an increase in product orders associated with this year's layaway program (which defers the recognition of sales into the period when the customer picks up the order), partially offset by higher average transaction amounts. Additionally offsetting the decrease in Total revenues was an increase in net sales from new locations within our Canada segment.
Total revenues for the thirty-nine weeks ended October 27, 2012 and October 29, 2011 included $58 million and $54 million of licensing fees charged to our Parent’s foreign affiliates, respectively.
Domestic
Total revenues for the Domestic segment decreased by $76 million or 4.7%, to $1,527 million for the thirteen weeks ended October 27, 2012, compared to $1,603 million for the same period last year. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 4.1%.
The decrease in comparable store net sales resulted primarily from decreases in our juvenile (including baby), entertainment and core toy categories. The decrease in our juvenile (including baby) category was primarily due to decreased sales of apparel and infant care products. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. The decrease in our core toy category was primarily due to decreased sales of action figures.
Total revenues for the Domestic segment decreased by $170 million or 3.5%, to $4,693 million for the thirty-nine weeks ended October 27, 2012, compared to $4,863 million for the same period last year. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 2.8%.
The decrease in comparable store net sales resulted primarily from decreases in our juvenile (including baby) and entertainment categories. The decrease in our juvenile (including baby) category was primarily due to decreased sales of apparel and infant care products. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. Partially offsetting these decreases was an increase in our learning category, primarily as a result of increased sales of construction toys.
Canada
Total revenues for the Canada segment increased by $8 million or 4.6%, to $182 million for the thirteen weeks ended October 27, 2012, compared to $174 million for the same period last year. Excluding a $3 million increase in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new locations and an increase in comparable store net sales of 0.4%.
The increase in comparable store net sales resulted primarily from an increase in our core toy category, primarily due to increased sales of dolls. Partially offsetting the increase was a decrease in our learning category, primarily due to decreased sales of developmental toys.
Total revenues for the Canada segment increased by $14 million or 2.7%, to $529 million for the thirty-nine weeks ended October 27, 2012, compared to $515 million for the same period last year. Excluding a $10 million decrease in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new locations and an increase in comparable store net sales of 0.8%.
The increase in comparable store net sales resulted primarily from increases in our juvenile (including baby) and core toy categories. The increase in our juvenile (including baby) category was primarily due to increased sales of baby gear and infant care products. The increase in our core toy category was primarily due to increased sales of dolls. Partially offsetting these increases was a decrease in our learning category, primarily due to decreased sales of developmental toys.

Cost of Sales and Gross Margin
We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.
The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	October 27, 2012	October 29, 2011	$ Change	October 27, 2012	October 29, 2011	Change
Domestic	$566	$575	$(9)	37.1%	35.9%	1.2%
Canada	72	67	5	39.6%	38.5%	1.1%
Toys “R” Us - Delaware	$638	$642	$(4)	37.3%	36.1%	1.2%
Gross margin decreased by $4 million to $638 million for the thirteen weeks ended October 27, 2012, compared to $642 million for the same period last year. Foreign currency translation increased Gross margin by approximately $1 million.
Gross margin, as a percentage of Total revenues, increased by 1.2 percentage points for the thirteen weeks ended October 27, 2012 compared to the same period last year. Gross margin, as a percentage of Total revenues, was primarily impacted by margin rate improvements in certain categories and improvements in sales mix away from lower margin products within our Domestic segment.

	39 Weeks Ended
				Percentage of Total revenues
($ In millions)	October 27, 2012	October 29, 2011	$ Change	October 27, 2012	October 29, 2011	Change
Domestic	$1,798	$1,801	$(3)	38.3%	37.0%	1.3%
Canada	216	206	10	40.8%	40.0%	0.8%
Toys “R” Us - Delaware	$2,014	$2,007	$7	38.6%	37.3%	1.3%
Gross margin increased by $7 million to $2,014 million for the thirty-nine weeks ended October 27, 2012, compared to $2,007 million for the same period last year. Foreign currency translation decreased Gross margin by approximately $4 million.
Gross margin, as a percentage of Total revenues, increased by 1.3 percentage points for the thirty-nine weeks ended October 27, 2012 compared to the same period last year. Gross margin, as a percentage of Total revenues, was primarily impacted by margin rate improvements within product categories and improvements in sales mix away from lower margin products.
Domestic
Gross margin decreased by $9 million to $566 million for the thirteen weeks ended October 27, 2012, compared to $575 million for the same period last year. Gross margin, as a percentage of Total revenues, increased by 1.2 percentage points for the thirteen weeks ended October 27, 2012 compared to the same period last year.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in margin rates, predominantly in our learning, core toy and juvenile categories. Additionally contributing to the increase were improvements in sales mix away from lower margin products, predominantly in our entertainment category.
Gross margin decreased by $3 million to $1,798 million for the thirty-nine weeks ended October 27, 2012, compared to $1,801 million for the same period last year. Gross margin, as a percentage of Total revenues, increased by 1.3 percentage points for the thirty-nine weeks ended October 27, 2012 compared to the same period last year.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in margin rates, predominantly in our learning, core toy and seasonal categories. Additionally contributing to the increase were improvements in sales mix away from lower margin products, predominantly in our entertainment category.
Canada
Gross margin increased by $5 million to $72 million for the thirteen weeks ended October 27, 2012, compared to $67 million for the same period last year. Foreign currency translation increased Gross margin by approximately $1 million. Gross margin, as a percentage of Total revenues, increased by 1.1 percentage points for the thirteen weeks ended October 27, 2012 compared to the same period last year.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in margin rates, predominantly in our entertainment and learning categories.
Gross margin increased by $10 million to $216 million for the thirty-nine weeks ended October 27, 2012, compared to $206 million for the same period last year. Foreign currency translation decreased Gross margin by approximately $4 million. Gross margin, as a percentage of Total revenues, increased by 0.8 percentage points for the thirty-nine weeks ended October 27, 2012 compared to the same period last year.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in margin rates, predominantly in our entertainment, juvenile (including baby) and learning categories.

Selling, General and Administrative Expenses
The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	October 27, 2012	October 29, 2011	$ Change	October 27, 2012	October 29, 2011	Change
Toys "R" Us - Delaware	$662	$690	$(28)	38.7%	38.8%	(0.1)%
SG&A decreased by $28 million to $662 million for the thirteen weeks ended October 27, 2012, compared to $690 million for the same period last year. Foreign currency translation increased SG&A by approximately $1 million. As a percentage of Total revenues, SG&A decreased by 0.1 percentage points compared to the same period last year.
Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a decrease in related party expenses of $12 million associated with lower estimated payments due to Toys “R” Us Property Company I, LLC in connection with store closures, a decrease in payroll expenses of $9 million, and a decrease of $7 million in advertising and promotional expenses.

	39 Weeks Ended
				Percentage of Total revenues
($ In millions)	October 27, 2012	October 29, 2011	$ Change	October 27, 2012	October 29, 2011	Change
Toys "R" Us - Delaware	$1,904	$1,936	$(32)	36.5%	36.0%	0.5%
SG&A decreased by $32 million to $1,904 million for the thirty-nine weeks ended October 27, 2012, compared to $1,936 million for the same period last year. Foreign currency translation decreased SG&A by approximately $3 million. As a percentage of Total revenues, SG&A increased by 0.5 percentage points compared to the same period last year.
Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a decrease in payroll expenses of $23 million.

Depreciation and Amortization

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011	Change	October 27, 2012	October 29, 2011	Change
Toys “R” Us - Delaware	$61	$64	$(3)	$184	$194	$(10)

Depreciation and amortization decreased by $3 million to $61 million for the thirteen weeks ended October 27, 2012, compared to $64 million for the same period last year. The decrease was primarily due to accelerated depreciation related to store relocations in the prior period, as well as assets that were fully depreciated in the current period.
Depreciation and amortization decreased by $10 million to $184 million for the thirty-nine weeks ended October 27, 2012, compared to $194 million for the same period last year. The decrease was primarily due to assets that were fully depreciated in the current period.

Other Income, Net
Other income, net includes the following:

•	credit card program income;

•	gift card breakage income;

•	management service fees income;

•	information technology and administrative support service income;

•	net gains on sales of properties;

•	impairment on long-lived assets; and

•	other operating income and expenses.

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011	Change	October 27, 2012	October 29, 2011	Change
Toys “R” Us - Delaware	$21	$18	$3	$43	$48	$(5)

Other income, net increased by $3 million to $21 million for the thirteen weeks ended October 27, 2012, compared to $18 million for the same period last year. The increase was primarily due to a $4 million increase in credit card program income.
Other income, net decreased by $5 million to $43 million for the thirty-nine weeks ended October 27, 2012, compared to $48 million for the same period last year. The decrease was primarily due to a decline in income from our affiliates primarily as a result of a $12 million credit relating to an amendment to the Information Technology and Administrative Support Services Agreement, partially offset by a $3 million increase in credit card program income, a $2 million increase in advertising income from our websites and an increase in gift card breakage income of $1 million.

Interest Expense

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011	Change	October 27, 2012	October 29, 2011	Change
Toys “R” Us - Delaware	$54	$52	$2	$164	$154	10

Interest expense increased by $2 million to $54 million for the thirteen weeks ended October 27, 2012, compared to $52 million for the same period last year.
Interest expense increased by $10 million to $164 million for the thirty-nine weeks ended October 27, 2012, compared to $154 million for the same period last year. The increase was primarily due to the issuance of the Second Incremental Secured Term Loan on April 10, 2012.

Interest Income

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011	Change	October 27, 2012	October 29, 2011	Change
Toys “R” Us - Delaware	$15	$8	$7	33	25	8

Interest income increased by $7 million and $8 million for the thirteen and thirty-nine weeks ended October 27, 2012, respectively, compared to the same periods last year. The increase in both periods was primarily due to the issuance of two loans in the aggregate of $265 million made to Parent during the end of the second quarter of fiscal 2012. Refer to Note 8 to the Condensed Consolidated Financial Statements entitled "Related party transactions" for further details.

Income Tax Benefit
The following table summarizes our income tax benefit and effective tax rates for the thirteen and thirty-nine weeks ended October 27, 2012 and October 29, 2011:

	13 Weeks Ended		39 Weeks Ended
($ In millions)	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Loss before income taxes	$(103)	$(138)	$(162)	$(204)
Income tax benefit	43	57	66	83
Effective tax rate	(41.7)%	(41.3)%	(40.7)%	(40.7)%
The effective tax rates for the thirteen and thirty-nine weeks ended October 27, 2012 and October 29, 2011 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 39.4% for the thirty-nine weeks ended October 27, 2012 compared to 40.3% for the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a change in the mix of earnings between jurisdictions.
For the thirteen weeks ended October 27, 2012, our effective tax rate was impacted by a tax benefit of $4 million related to changes to our liability for uncertain tax positions. This benefit was partially offset by a tax expense of $1 million related to adjustments to taxes payable. There were no significant discrete items that impacted our effective tax rate for the thirteen weeks ended October 29, 2011.
For the thirty-nine weeks ended October 27, 2012, our effective tax rate was impacted by a tax benefit of $3 million related to changes to our liability for uncertain tax positions. This benefit was partially offset by a tax expense of $1 million related to adjustments to taxes payable. There were no significant discrete items that impacted our effective tax rate for the thirty-nine weeks ended October 29, 2011.

Liquidity and Capital Resources
Overview
As of October 27, 2012, we were in compliance with all of our covenants related to our outstanding debt. At October 27, 2012, under our $1.85 billion secured revolving credit facility (“ABL Facility”), we had outstanding borrowings of $110 million, a total of $116 million of outstanding letters of credit and excess availability of $1,567 million. We are also subject to a minimum excess availability covenant, which was $125 million at October 27, 2012 with remaining availability of $1,442 million in excess of the covenant.
We are dependent on the borrowings provided by our lenders to support our working capital needs, capital expenditures and service debt. As of October 27, 2012, we have funds available to finance our operations under our ABL Facility through August 2015. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.
In general, our primary uses of cash are providing for working capital purposes (which principally represents the purchase of inventory), servicing debt, remodeling existing stores (including conversions), financing construction of new stores and paying expenses, such as payroll costs, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. As of the third quarter of fiscal 2012, peak borrowings under our ABL Facility amounted to $110 million. In addition, from time to time, we may have short-term intercompany loans outstanding from Parent. As of October 27, 2012, January 28, 2012 and October 29, 2011, we had outstanding balances of $524 million, $124 million and $128 million in short-term intercompany loans from Parent.
Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our ABL Facility. From time to time, we may enter into intercompany loans with Parent or pay dividends to Parent as permitted under our debt instruments. The funds provided to Parent may be used for general corporate purposes, including, without limitation, for paying interest, repaying, refinancing, repurchasing, redeeming, defeasing or otherwise satisfying any of its or its subsidiaries' indebtedness.
Although we believe that cash generated from operations, along with our existing cash and ABL Facility will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, any world-wide financial market disruption could have a negative impact on our available resources in the future. Our minimum projected obligations for fiscal 2012 and beyond are set forth below under "Contractual Obligations and Commitments".

Capital Expenditures
A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores and remodeling existing stores (including conversions), in line with our commitment to our toy and juvenile integration strategy, as well as improving and enhancing our information technology and logistics systems. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash.
The following table discloses our capital expenditures for the thirty-nine weeks ended October 27, 2012 and October 29, 2011:

	39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011
Information technology	$44	$46
Conversion projects (1)	34	44
Other store-related projects (2)	34	30
New stores (3)	32	58
Distribution centers	16	37
Total capital expenditures	$160	$215

(1)Primarily includes SBS conversions as well as other remodels pursuant to our juvenile integration strategy.
(2)Includes other store-related projects (other than conversion projects) such as store updates.
(3)Primarily includes SBS relocations as well as single format stores (including Express stores).

Cash Flows

	39 Weeks Ended
(In millions)	October 27, 2012	October 29, 2011	$ Change
Net cash used in operating activities	$(196)	$(621)	$425
Net cash used in investing activities	(418)	(204)	(214)
Net cash provided by financing activities	597	647	(50)
Effect of exchange rate changes on Cash and cash equivalents	—	2	(2)
Net decrease during period in Cash and cash equivalents	$(17)	$(176)	$159

Cash Flows Used in Operating Activities
Net cash used in operating activities decreased $425 million to $196 million for the thirty-nine weeks ended October 27, 2012, compared to $621 million for the thirty-nine weeks ended October 29, 2011. The decrease in net cash used in operating activities was primarily the result of the timing of vendor payments and a decrease in purchases of merchandise inventories due to our relatively high levels of merchandise inventories as of January 28, 2012.

Cash Flows Used in Investing Activities
Net cash used in investing activities increased $214 million to $418 million for the thirty-nine weeks ended October 27, 2012, compared to $204 million for the thirty-nine weeks ended October 29, 2011. The increase in net cash used in investing activities was primarily the result of $265 million in loans made to our Parent during the thirty-nine weeks ended October 27, 2012. Partially offsetting this amount was a decline in capital expenditures of $55 million.

Cash Flows Provided by Financing Activities
Net cash provided by financing activities decreased $50 million to $597 million for the thirty-nine weeks ended October 27, 2012, compared to $647 million for the thirty-nine weeks ended October 29, 2011. The decrease in net cash provided by financing activities was primarily the result of a decrease of $811 million in net long-term debt borrowings. Partially offsetting this amount was a decrease of $489 million in Dividends paid to Parent due to the prior year distributions made to our Parent in aggregate of approximately $519 million to provide funds for the redemption of our Parent's 7.625% notes due fiscal 2011, and an increase of $272 million in net short-term borrowings from Parent in fiscal 2012.

Debt
Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details on our debt.
As of October 27, 2012, we had total indebtedness (excluding Short-term borrowings from Parent) of approximately $2,683 million, of which $2,476 million was secured indebtedness.
On April 10, 2012, we entered into a Second Incremental Joinder Agreement (the “Second Joinder Agreement”) to the amended and restated secured term loan agreement ("Secured Term Loan Facility"). The Second Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018 (“Second Incremental Secured Term Loan”), increasing the total size of the Secured Term Loan Facility to an aggregate principal amount of $1,325 million. The Second Incremental Secured Term Loan was borrowed at a discount of approximately $5 million, which resulted in gross proceeds of approximately $220 million. The net proceeds were raised for general corporate purposes, including, without limitation, to make restricted payments or other distributions or advances to provide funds to our Parent to repay, refinance, repurchase, redeem, defease or otherwise satisfy any indebtedness of our Parent or any of its subsidiaries.
From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 8 to our Condensed Consolidated Financial Statements entitled “Related party transactions”.

Contractual Obligations and Commitments
Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. Due to the change in our Long-term debt during the thirty-nine weeks ended October 27, 2012 described in Note 2 to the Condensed Consolidated Financial Statements entitled "Long-term debt", we have provided updated Long-term debt and interest payment information. The following table summarizes our contractual obligations associated with our Long-term debt and related interest payments as of October 27, 2012.

	Payments Due By Period
(In millions)	Remainder of Fiscal 2012	Fiscals 2013 & 2014	Fiscals 2015 & 2016	Fiscals 2017 and thereafter	Total
Long-term debt (1)(2)(3)	$3	$26	$1,143	$1,341	$2,513
Interest payments (3)(4)(5)	53	339	300	112	804
Total	$56	$365	$1,443	$1,453	$3,317

(1)	Reflects the borrowings under our Second Incremental Secured Term Loan. See Note 2 to our Condensed Consolidated Financial Statements entitled "Long-term debt" for further details.

(2)	Excludes finance obligations associated with capital projects and capital lease obligations.

(3)
Excludes Short-term borrowings from Parent of $524 million and related interest payments. See Note 8 to our Condensed Consolidated Financial Statements entitled "Related party transactions" for further details.

(4)	In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps.

(5)	Interest payments for our ABL Facility were estimated based on the average borrowings under the facility for the last 12 months.

Critical Accounting Policies
Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements. Refer to our Annual Financial Statements for the fiscal year ended January 28, 2012 included as an exhibit to Parent’s Form 8-K filed on April 27, 2012, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements
In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”), which eliminates the option to report other comprehensive income and its components in the Statement of Changes in Stockholder's Equity and provides entities with two presentation alternatives. As of January 29, 2012, the Company adopted ASU 2011-05 and modified the presentation of its Condensed Consolidated Financial Statements by electing to present items of net earnings and other comprehensive income in two separate consecutive statements. The presentation and disclosure requirements of ASU 2011-05 were applied retrospectively.
In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). The amendments in this ASU generally represent clarification of Topic 820, but also include instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards. As of January 29, 2012, the Company adopted ASU 2011-04 and applied this guidance prospectively. Other than enhanced disclosures, the adoption of ASU 2011-04 did not have a material impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements
This Management’s Discussion and Analysis of Financial Condition and Results of Operations, the other reports and documents that Parent has filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, the development, implementation and integration of our Internet business, future financial or operational performance, projected sales for certain periods, comparable store net sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, future financings and other goals and targets and statements of the assumptions underlying or relating to any such statements.
These statements are subject to risks, uncertainties, and other factors, including, among others, the seasonality of our business, competition in the retail industry, economic factors and consumer spending patterns, the availability of adequate financing, access to trade credit, changes in consumer preferences, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A “RISK FACTORS” of our Parent's Annual Report on Form 10-K filed on March 21, 2012, as well as our Parent's other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission's rules and regulations. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.